Exhibit 10.42

FIRST AMENDMENT
TO THE
BLUCORA DIRECTOR TAX-SMART DEFERRAL PLAN

November 11, 2019
This First Amendment to the Blucora Director Tax-Smart Deferral Plan (this “Amendment”), is adopted by action of the Board of Directors (the “Board”) of Blucora, Inc., a Delaware corporation (the “Company”), to be effective as of the dates set forth herein. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Blucora Director Tax-Smart Deferral Plan (the “Plan”).
WHEREAS, Section 9.2 of the Plan permits the Board to amend the Plan at any time;
WHEREAS, the Board desires to amend the Plan to make certain technical corrections and changes for purposes of conforming the Plan with the Plan’s third-party administrator’s platform and capabilities in administering the Plan; and
WHEREAS, as of the date hereof, the Board resolved that this Amendment be adopted and that the Plan be amended as set forth herein.
NOW, THEREFORE, in accordance with Section 9.2 of the Plan, the Board hereby amends the Plan effective for Plan Years beginning on and after January 1, 2020 as follows:
1.Section 3.1 of the Plan is hereby amended by deleting said section and substituting in lieu thereof the following new Section 3.1:
3.1    Minimum Deferrals.

a.
Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Director Fees and the Annual Equity Grant in the following minimum percentages for each deferral elected:

Deferral	Minimum Percentage
Director Fees	5%
Annual Equity Grant	20% (rounded up to the nearest whole Share)

If an election is made for less than the stated minimum percentage, or if no election is made, the amount deferred shall be zero.

b.	Short Plan Year. No deferral of the Annual Equity Grant is permitted for a Plan Year on or after the first day of such Plan Year.

2.Section 4.1 of the Plan is hereby amended by deleting said section and substituting in lieu thereof the following new Section 4.1:

4.1
In-Service Scheduled Distribution. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive an In- Service Scheduled Distribution from the Plan with respect to all of the Annual Deferral Amount (each of the Director Fees and Annual Equity Grant for each Plan Year, separately). The In-Service Scheduled Distribution shall be a lump sum payment of cash and/or Shares (if an Annual Equity Grant has been deferred) in an amount (and/or number of Shares) that is equal to the Annual Deferral Amount that the Participant elected to have distributed as an In-Service Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.7 above to that amount, calculated as of the close of business on or around the Benefit Distribution Date designated by the Participant in accordance with this Section 4.1 (a “Scheduled Distribution”). The Benefit Distribution Date for an amount subject to an In-Service Scheduled Distribution election shall be the first day of any Plan Year designated by the Participant, which may be no sooner than 3 Plan Years after the end of the Plan Year in which the Annual Deferral Amount is actually deferred. The Participant may elect different Benefit Distribution Dates for Deferred Fees and Annual Equity Grants deferred with respect to different Plan Years. Subject to the other terms and conditions of this Plan, each In-Service Scheduled Distribution elected shall be paid out during a 60-day period commencing immediately after the Benefit Distribution Date. By way of example, if an In-Service Scheduled Distribution is elected for Director Fees that are deferred in the Plan Year commencing January 1, 2020, the earliest Benefit Distribution Date that may be designated by a Participant would be January 1, 2024, and the In-Service Scheduled Distribution would be paid out during the 60-day period commencing immediately after such Benefit Distribution Date.

3.Section 5.1 of the Plan is hereby amended by deleting said section and substituting in lieu thereof the following new Section 5.1:

5.1
Termination Benefit. A Participant who experiences a Separation from Service shall receive, as a Termination Benefit, his or her vested Account Balance in either a lump sum payment of cash and/or Shares (if an Annual Equity Grant has been deferred) or annual installment payments of cash and/or Shares (if applicable), as elected by the Participant in accordance with Section 5.2. A Participant’s Termination Benefit shall be calculated as of the close of business on the second (2nd) business day of the month immediately following the date the Participant experiences a Separation from Service and paid on the applicable Benefit Distribution Date for such benefit. The Benefit Distribution Date shall be (i) the first day after the end of the six-month period immediately following the date on which the Participant experiences a Separation from Service, if the Participant is a Specified Employee, and (ii) for all other Participants, on or as soon as practicable following (but in any event, within 60 days following) the date on which the Participant experiences a Separation from Service; provided, however, if a Participant changes the form of distribution for the Termination Benefit in accordance with Section 5.2(b), the Benefit Distribution Date for the Termination Benefit shall be determined in accordance with Section 5.2(b). Notwithstanding the foregoing and notwithstanding anything an Election Form to the contrary, if a

Participant experiences a Separation from Service prior to the completion of 5 Years of Service with the Company, then such Participant’s Termination Benefit shall be paid in a lump sum on the Benefit Distribution Date, without regard to any change in form of distribution made in accordance with Section 5.2(b).
4.Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.
* * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above, pursuant to prior action taken by the Board.

BLUCORA, INC.

By:    /s/ John S. Clendening     Name: John S. Clendening
Title:    President and Chief Executive Officer

Signature Page to the
First Amendment to the Blucora Director Tax-Smart Deferral Plan